Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 27, 2018, in the Registration Statement (Form S-1) and related Prospectus of Qualtrics International Inc. for the registration of shares of its Class B common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
October 19, 2018